UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2025

REED’S, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32501	35-2177773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Merritt 7 Corporate Park, Norwalk, CT 06851

(Address of principal executive offices and zip code)

Not applicable

(Former name or former address if changed since last report)

Registrant’s telephone number, including area code: (800) 997-3337

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of Each Class	Trading Symbol(s)	Name of Each Exchanged on Which Registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On September 12, 2025, Reed’s, Inc., a Delaware corporation (the “Company”), entered into a securities purchase agreement (the “Purchase Agreement”) with six accredited investors for the issuance and sale in a private placement (the “Private Placement”) of 5,000,000 shares (the “Shares”) of common stock, $0.0001 par value per share, at a purchase price of $1.00 per Share, for aggregate gross proceeds of $5.0 million. The Private Placement closed on September 15, 2025 (the “Closing Date”).

In connection with the Private Placement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”), dated as of September 12, 2025, with the investors, pursuant to which the Company agreed to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) registering the resale of the Shares no later than fifteen days after the Closing Date (the “Registration Statement”), and to use its best efforts to have the registration statement declared effective as promptly as possible thereafter, and in any event no later than seventy days following the Closing Date (or ninety days following the Closing Date in the event of a “full review” by the SEC). The Company intends to use the net proceeds from the Private Placement for working capital and general corporate purposes.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties and agreements by the Company, customary conditions to closing, termination provisions, indemnification obligations of the Company and other obligations of the parties. The foregoing descriptions of the Purchase Agreement and the Registration Rights Agreement are not complete and are qualified in their entirety by reference to the full text of the form of each of the Purchase Agreement and the Registration Rights Agreement, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth above in Item 1.01 with respect to the Private Placement and the Shares issued in the Private Placement is hereby incorporated by reference into this Item 3.02. The Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are instead being offered pursuant to the exemption provided in Section 4(a)(2), and Rule 506(b) promulgated thereunder.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Randle Lee Edwards

On September 10, 2025, Randle Lee Edwards resigned, effective immediately, as a member of the Board of Directors (the “Board”) of the Company. Mr. Lee’s resignation was not the result of any disagreements with the Company relating to the Company’s operations, policies or practices.

Appointment of Michael Tu

On September 15, 2025, the Board appointed Michael Tu to serve on the Board to fill the vacancy created by Mr. Lee’s resignation. Mr. Tu will hold this position for the remainder of the unexpired term and until his successor is elected and qualified. Mr. Tu will also serve on the Audit, Compensation and Governance Committees of the Board (collectively, the “Committees”).

As an non-employee director of the Company, Mr. Tu will be entitled to compensation in accordance with the Company’s non-employee director compensation policy. In accordance with the Company’s customary practice, Mr. Tu also is expected to enter into the Company’s standard indemnification agreement, a copy of the form of which is filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 1, 2024, and incorporated herein by reference, which would require the Company to indemnify Mr. Tu, under the circumstances and to the extent provided for therein, against certain expenses and liabilities incurred by Mr. Tu by reason of his position as a director of the Company.

The Board has affirmatively determined that Mr. Tu (i) is independent under the rules of The Nasdaq Stock Market LLC (“Nasdaq”) and (ii) meets the heightened standards of independence for compensation and audit committee membership under the applicable rules of the SEC and Nasdaq.

As previously disclosed, the Company and D&D Source Holdings Limited (the “Majority Stockholder”), the largest shareholder of the Company, are parties to a shareholders agreement, dated May 25, 2023, as amended on January 24, 2024 (the “Shareholders Agreement”), in which the Majority Stockholder has the right to nominate three individuals to the Board, including two independent nominees. Mr. Tu was nominated to the Board by the Majority Stockholder as one of two permitted independent nominees pursuant to the Shareholders Agreement.

There are no family relationships between Mr. Tu and any executive officers or other directors of the Company. Except as set forth above, there is no arrangement or understanding between Mr. Tu and any other persons pursuant to which Mr. Tu was selected as a director. In addition, Mr. Tu is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Form of Securities Purchase Agreement, dated as of September 12, 2025, by and between Reed’s, Inc. and certain accredited investors.
10.2	Form of Registration Rights Agreement, dated as of September 12, 2025, by and between Reed’s, Inc. and certain accredited investors.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

REEDS, INC.,
a Delaware corporation

Dated: September 16, 2025	By:	/s/ Douglas W. McCurdy
Douglas W. McCurdy
Chief Financial Officer